SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              THE YORK GROUP, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
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      3.    Filing Party:
      4.    Date Filed:

                              THE YORK GROUP, INC.
                         9430 OLD KATY ROAD, SUITE 300
                              HOUSTON, TEXAS 77055

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998

                            ------------------------

To the Stockholders of
  The York Group, Inc.

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of The York Group, Inc. will be held at the York International Merchandising Center, 1717 St. Charles Avenue, New Orleans, Louisiana 70130, at 1:30 p.m., local time, on Tuesday, May 5, 1998, for the following purposes:

          1. To elect seven persons to serve as directors on the Board of Directors until the 1999 annual meeting of stockholders and until their successors have been duly elected and qualified;

          2. To consider and act upon a proposal to approve an amendment to The York Group, Inc. 1996 Employee Stock Option Plan; and

          3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on March 12, 1998 will be entitled to notice of and to vote at the Annual Meeting, or any adjournment or adjournments thereof. Stockholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a return envelope is provided.

                                          By Order of the Board of Directors
                                          Cristen L. Cline, SECRETARY

Houston, Texas
March 30, 1998

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                              THE YORK GROUP, INC.
                         9430 OLD KATY ROAD, SUITE 300
                              HOUSTON, TEXAS 77055

                      ------------------------------------

                                PROXY STATEMENT
                      ------------------------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The York Group, Inc., a Delaware corporation ("York" or the "Company"), for use at the annual meeting of stockholders to be held on Tuesday, May 5, 1998, at the York International Merchandising Center, 1717 St. Charles Avenue, New Orleans, Louisiana 70130, at 1:30 p.m., local time, or at any adjournment or adjournments thereof (such meeting or adjournment(s) thereof referred to as the "Annual Meeting"). Copies of the Proxy, Notice and Proxy Statement are being mailed to stockholders on or about March 31, 1998.

     In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telecopy by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their expenses. The cost of solicitation of proxies will be paid by the Company.

     A proxy received by the Board of Directors of the Company may be revoked by the stockholder giving the proxy at any time before it is exercised. A stockholder may revoke a proxy by notification in writing to the Company at 9430 Old Katy Road, Suite 300, Houston, Texas 77055, Attention: Corporate Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A PROXY RECEIVED BY MANAGEMENT WHICH DOES NOT WITHHOLD AUTHORITY TO VOTE OR ON WHICH NO SPECIFICATION HAS BEEN INDICATED WILL BE VOTED (I) FOR ELECTION OF THE NOMINEES NAMED HEREIN TO THE BOARD OF DIRECTORS OF THE COMPANY; (II) FOR APPROVAL OF THE AMENDMENT OF THE YORK GROUP, INC. 1996 EMPLOYEE STOCK OPTION PLAN AS DESCRIBED HEREIN; AND (III) IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice accompanying this Proxy Statement.

             COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

     The Board of Directors of the Company (the "Board") has fixed the close of business on March 12, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding 8,906,950 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposition to be presented at the Annual Meeting.

     The following table sets forth information with respect to the shares of Common Stock (the only outstanding class of voting securities of the Company) owned of record and beneficially as of March 12, 1998, unless otherwise specified, by (i) all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding shares of such class of stock,
(ii) each director and Named Executive Officer (as defined herein), and (iii) all directors and executive officers of the Company as a group:

                  NAME                      NUMBER        PERCENT
----------------------------------------  -----------     -------
Bruce E. Elder(1).......................      604,600        6.8%
  394 Olivewood Court
  Rochester, Michigan 48306
Elder Group, Inc........................      604,600        6.8%
  394 Olivewood Court
  Rochester, Michigan 48306
Eldon P. Nuss(2)........................       46,666        *
Bill W. Wilcock(3)......................      181,000        2.0%
Kirk P. Pendleton(4)....................       34,500        *
Robert T. Rakich(5).....................       12,500        *
Roger W. Sevedge(6).....................      329,104        3.7%
Gerald D. Runnels(7)....................      249,152        2.8%
George L. Foley, Jr.(8).................       13,180        *
Gerard K. Nichols(9)....................       47,720        *
David F. Beck(10).......................       37,400        *
All directors and executive officers as
  a group (15 persons)(11)..............    1,660,142       18.2%
------------
  *  Less than 1%

 (1) Includes 604,600 shares owned directly by Elder Group, Inc., of which Mr. Bruce Elder is President.

 (2) Includes 16,666 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (3) Includes 111,000 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (4) Includes 32,500 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (5) Includes 7,500 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (6) Includes 164,552 shares owned by a revocable living trust of which Mr. Sevedge is sole trustee; and 164,552 shares owned by a revocable living trust in the name of Mr. Sevedge's spouse of which Mr. Sevedge's spouse is sole trustee, as to which Mr. Sevedge disclaims beneficial ownership.

 (7) Includes 3,000 shares owned by the spouse of Mr. Runnels, as to which shares Mr. Runnels disclaims beneficial ownership, and 1,200 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (8) Includes 13,180 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

 (9) Includes 25,180 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

(10) Includes 5,400 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

(11) Includes an aggregate of 217,706 shares that may be acquired within the next 60 days upon the exercise of outstanding stock options.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

GENERAL

     Seven directors are to be elected at the Annual Meeting. The Company recommends voting for the election of each of the nominees for director listed below. The persons named in the accompanying proxy intend to vote each properly signed and submitted proxy for the election of each named nominee below to the Board of Directors unless authority to vote in the election of directors is withheld on such proxy. If, for any reason any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the Board, or the Board may be reduced accordingly. The Board is not aware of any circumstances likely to render any nominee unavailable for election. Directors are elected by a plurality of votes cast at the Annual Meeting.

     Unless otherwise specified, all properly executed proxies received by the Company will be voted for the election of the nominees listed below to hold office until the 1999 annual meeting of stockholders and until each of their respective successors is duly elected and qualified.

              THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

NOMINEES FOR DIRECTOR

     The following table sets forth the name, age and principal position of each nominee listed on the enclosed proxy for director to hold office until the 1999 annual meeting of stockholders.

                  NAME                     AGE          POSITION
----------------------------------------   ---    ------------------------------
Eldon P. Nuss...........................   64     Chairman of the Board
Bill W. Wilcock.........................   54     Chief Executive Officer,
                                                    President and Director
Bruce E. Elder..........................   68     Director
Kirk P. Pendleton.......................   58     Director
Robert T. Rakich........................   60     Director
Roger W. Sevedge........................   61     Director
Paul B. Wilson..........................   82     Nominee

     ELDON P. NUSS joined the Company in October 1990 as President and Chief Executive Officer, and was elected Chairman of the Board in January 1996. He served as President until March 1996 and as Chief Executive Officer until October 1996. He has been a director since September 1990. Mr. Nuss was President, Chief Executive Officer and a director of PMI Industries, Inc., a Houston-based manufacturer of diverse metal products, from 1975 through June 1990.

     BILL W. WILCOCK joined the Company in March 1996 as President and a director and became Chief Executive Officer in October 1996. Mr. Wilcock previously served as President of AlliedSignal Braking Systems Americas from 1991 to 1994 and as Vice President Planning, Automotive Sector, for AlliedSignal, Inc. from 1995 to February 1996.

     BRUCE E. ELDER has been a director of the Company since September 1990. Mr. Elder has been President of the Elder Group, Inc., since 1972 and is also a director of Vandor Corporation, a York supplier.

     KIRK P. PENDLETON has been a director of the Company since December 1992. Mr. Pendleton is Chairman and Chief Executive Officer of Cairnwood, Inc., a private investment firm, and has served in various capacities there since 1983. He also serves as a director of AMCAP Fund, Inc., American Variable Annuity Fund, Europacific Growth Fund, Fundamental Investors, Inc. and New Perspective Fund.

     ROBERT T. RAKICH has been a director of the Company since April 1996. Mr. Rakich has served as President and Chief Operating Officer of Business Men's Assurance Co., an insurance and financial services company, since November 1995. Mr. Rakich was President and Chief Executive Officer of Laurentian Capital Corporation, an insurance and financial services firm, from 1987 through November 1995. Mr. Rakich also serves as a director of Business Men's Assurance Company of America, Jones &

Babson and BMA Financial Services, Inc. It is expected that the Board will elect Mr. Rakich as Chairman of the Board following the Annual Meeting.

     ROGER W. SEVEDGE has been a director of the Company since February 1998. Mr. Sevedge owns Artco Casket Company, Inc. ("Artco"), a York distributor, and has served as Artco's President since 1980. Mr. Sevedge is also a stockholder and officer of Star Manufacturing Corporation, a company which purchases casket components from York and assembles the components into finished caskets.

     PAUL B. WILSON served as Vice Chairman of Colonial Guild, Ltd., a manufacturer of memorialization and commemorative products, from 1988 until March 16, 1998. On March 16, 1998, York acquired all of the outstanding shares of stock of Colonial Guild, Ltd. Prior to 1988, Mr. Wilson served as President of Colonial Guild. Mr. Wilson was a significant stockholder of Colonial Guild, Ltd. at the time of its acquisition by York.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board met or acted by written consent eight times in 1997. The Board has an Executive Committee on which Messrs. Elder, Rakich and Wilcock currently serve, an Audit Committee on which Messrs. Elder, Pendleton and Rakich currently serve, and a Human Resources Committee on which Messrs. Pendleton and Rakich currently serve. The Audit Committee, which met two times in 1997, recommends to the Board the engagement of the Company's independent public accountants and reviews with such accountants the plans for and the results and scope of their auditing engagement. The Human Resources Committee, which met four times in 1997, reviews the compensation of executive officers and other key employees and makes recommendations to the Board with respect thereto, including the granting of stock options. The Executive Committee was created in February 1998 and met one time in February 1998. All directors attended at least 75% of the meetings of the Board and the meetings of the committees on which they served in fiscal 1997. The Human Resources Committee serves as the Stock Option Committee for purposes of the Company's 1996 Employee Stock Option Plan and met two times in 1997 for the purpose of awarding stock options pursuant to such plan.

DIRECTOR COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $5,000 and fees of $1,000 per meeting of the Board or a committee thereof (other than any committee meeting held in conjunction with a meeting of the Board). In addition, each director is entitled to reimbursement for reasonable expenses incurred in attending Board or committee meetings or the discharge of any special projects assigned to a director by the Board. In April 1997, the Board approved The York Group, Inc. Non-Employee Director Cash and Equity Compensation Plan (the "Director Compensation Plan"). The Director Compensation Plan allows each non-employee director to receive the annual retainer and meeting fees in cash, shares of Company stock, or one-half in cash and one-half in shares of Company stock. The Director Compensation Plan also allows each non-employee director to receive the annual retainer and meeting fees currently, or to defer such fees until such director ceases to be a director or upon death or disability. In addition, directors who (i) are not, or have not been, employees of the Company, and (ii) do not receive remuneration, directly or indirectly, from the Company, will receive automatic grants of nonqualified stock options under the Company's 1996 Independent Director Stock Option Plan. These directors receive an option to purchase 5,000 shares upon their initial election to the Board and an option to purchase 2,500 shares upon each reelection to the Board, up to a maximum aggregate limit of options to purchase 15,000 shares under the Company's 1996 Independent Director Stock Option Plan.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the persons who are not nominees for director and who are executive officers of the Company:

       NAME                AGE                    POSITION
------------------------   ---   -----------------------------------------------
George L. Foley, Jr. ...   57    Executive Vice President
Gerald D. Runnels ......   57    Vice President National Accounts,
                                   International Sales and Distributor Relations
Gerard K. Nichols ......   56    Vice President Manufacturing/Engineering
Kenneth L. Johnson .....   54    Vice President Manufacturing/Stamping
Alfred M. Turner, III ..   48    Senior Vice President Marketing and Sales
Daniel G. Cassity ......   48    Vice President Manufacturing/Wood Products
                                   and Components
David F. Beck ..........   45    Vice President Finance, Chief Financial
                                   Officer, and Treasurer
Sandra A. Matson .......   45    Vice President Quality, Information Systems
                                   and Distribution
Cristen L. Cline .......   31    General Counsel and Secretary

     GEORGE L. FOLEY, JR. was elected Executive Vice President of the Company in January 1996. Mr. Foley served in other executive officer capacities with the Company from September 1990 until January 1996. Mr. Foley served as a director of the Company from September 1990 until April 1997.

     GERALD D. RUNNELS served as President and Chief Executive Officer of Houston Casket Company, d/b/a York Southwest Casket Company ("Houston
Casket"), a York distributor, from December 1983 until January 1997. In January 1997, York acquired substantially all of the assets and assumed certain liabilities of Houston Casket. In February 1997, Mr. Runnels was elected Vice President National Accounts and International Sales and in March 1998 was appointed as Vice President Distributor Relations. Mr. Runnels served as a director of York from September 1990 until April 1997.

     GERARD K. NICHOLS joined the Company in June 1993 as Director of Engineering and was elected Vice President Manufacturing/Engineering in February 1995. For more than five years prior to joining the Company, Mr. Nichols held various manufacturing and procurement positions with Service Corporation International.

     KENNETH L. JOHNSON joined the Company in December 1993 when the Company acquired the assets of Kenco Manufacturing, Inc., for which Mr. Johnson served as President since January 1970. Mr. Johnson was elected Vice President Manufacturing/Stamping in February 1995. Mr. Johnson served as a director of the Company from September 1990 until January 1996.

     ALFRED M. TURNER, III joined the Company in June 1997 as Senior Vice President Marketing and Sales. Mr. Turner previously served as Group Vice President of Sales Operations of Frigidaire Company from April 1994 to June 1997. Prior to that Mr. Turner served as Vice President of Marketing of Broyhill Furniture Industries from June 1992 until April 1994.

     DANIEL G. CASSITY joined the Company in June 1997 as Vice President Manufacturing/Wood Products and Components. Mr. Cassity previously served as Vice President of Operations of JAMI, Inc. from January 1997 to June 1997. Prior to joining JAMI, Inc., Mr. Cassity served in various manufacturing positions with Krueger International, Inc. for over 10 years.

     DAVID F. BECK joined the Company in October 1990 as Vice President Finance and Chief Financial Officer and was elected Treasurer in January 1996. Prior to joining the Company, Mr. Beck served in various financial and accounting positions with the Company's predecessors for six years.

     SANDRA A. MATSON joined the Company in June 1997 as Vice President Quality, Information Systems and Distribution. Ms. Matson previously served as Director of Quality Systems of Bosch Braking Systems Americas (formerly AlliedSignal Braking Systems Americas) from April 1996 to June 1997. Prior to that

Ms. Matson served in positions of increasing responsibility with AlliedSignal Braking Systems Americas for over four years.

     CRISTEN L. CLINE joined the Company in July 1997 as General Counsel and Secretary. Prior to joining the Company, Ms. Cline served as Corporate Counsel to Keystone International, Inc. from March 1996 to July 1997. Prior to that, Ms. Cline practiced law with Vinson & Elkins, L.L.P. law firm from October 1991 to March 1996.

HUMAN RESOURCES COMMITTEE REPORT1

     The Human Resources Committee of the Board (the "Committee") is composed entirely of outside directors. The Committee is responsible for establishing and administering the compensation policies applicable to the Company's executive officers and other key employees.

     The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executives' and stockholders' interests through equity based plans.

     The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Committee's policies with respect to each of the three components are discussed below.

     BASE SALARY. In the early part of each fiscal year, the Committee reviews the base salary of the Chief Executive Officer ("CEO") and other executive officers of the Company and approves annual base salaries for each of the executive officers. The Committee, in determining the appropriate base salaries of its executive officers, generally considers the level of executive compensation in similarly sized companies. In addition, the Committee takes into account (i) the performance of the Company and the roles of the individual executive officers with respect to such performance, and (ii) the particular executive officer's specific responsibilities and the performance of such executive officer in those areas of responsibility. In 1997, the Company retained the services of Hay Group to formulate and establish a consistent executive compensation arrangement.

     ANNUAL INCENTIVE COMPENSATION. In 1997, the Company maintained a bonus program which provided direct financial incentives in the form of an annual cash bonus to executive officers to achieve and exceed the Company's annual goals which were based on targeted amounts of overall sales and earnings. For 1997, the bonus amounts were also based on the Committee's review of each executive officer's specific responsibilities.

     STOCK OPTIONS. The Company currently maintains four stock option plans, three of which are for employee participation, and one of which, the 1996 Employee Stock Option Plan, is currently used for the issuance of stock options. The primary objective of the stock option program is to link the interests of the Company's stockholders to the executive officers and other selected employees of the Company through the grant of stock options. The aggregate number of options recommended by the Committee is based on practices of comparable companies and each individual's expected long term contribution to the success of the Company.

     NAMED EXECUTIVE OFFICERS. Consistent with the Company's compensation program outlined above, compensation for each of the Named Executive Officers consists of a base salary, annual bonus and stock options. The base salaries for the Named Executive Officers for fiscal 1997 were believed to be at levels consistent with amounts paid to executives with comparable qualifications, experience and responsibilities of other similarly sized companies. Cash bonuses have been paid to all Named Executive Officers of the
------------
(1) Notwithstanding filings by the Company with the Securities and Exchange Commission ("SEC") that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Human Resources Committee Report shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise.

Company as a result of the Company achieving its targeted goals for sales and earnings and the guidance and performance of such officers in assisting the Company to achieve those goals.

     CHIEF EXECUTIVE OFFICER. Mr. Wilcock was employed by the Company as of March 1996 for a two-year term at a base salary of $260,000 per year. He was also granted options to purchase 250,000 shares of Common Stock at the initial public offering price, vesting over five years. The Committee believes the base salary of the CEO to be comparable with chief executive officers of other similarly sized companies with comparable qualifications, experience and responsibilities.

     Human Resources Committee: Kirk P. Pendleton and Robert T. Rakich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Committee was, during fiscal 1997, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries.

     No executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Committee, (ii) a director of another entity, one of whose executive officers served on the Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

PROPOSAL NO. 2 -- AMEND COMPANY'S 1996 EMPLOYEE STOCK OPTION PLAN TO INCREASE
                  NUMBER OF SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS

GENERAL

     The Board of Directors of the Company has adopted, subject to approval by the stockholders, an amendment (the "Proposed Amendment") to the Company's 1996 Employee Stock Option Plan (the "Employee Plan"), and has directed that the Proposed Amendment be submitted to the stockholders for approval.

     The Company recommends voting to approve the Proposed Amendment. The persons named as proxy holders in the accompanying proxy intend to vote each properly signed and submitted proxy for the Proposed Amendment unless otherwise indicated. The Amendment is passed or rejected by a majority of votes cast at the Annual Meeting.

PROPOSED AMENDMENT

     The Plan currently provides for the grant to employees of up to an aggregate of 500,000 incentive stock options and/or nonqualified stock options by the Committee. The Proposed Amendment provides for the grant to employees of up to an aggregate of 900,000 incentive stock options and/or nonqualified stock options.

                THE COMPANY RECOMMENDS VOTING FOR PROPOSAL NO. 2

SUMMARY OF THE EMPLOYEE PLAN

     PURPOSE. The Company maintains the Employee Plan. The purpose of the Employee Plan is to secure for the Company and its stockholders the benefits arising from stock ownership by selected executive employees and other key employees of the Company or its subsidiaries as the Committee may from time to time determine. The Company believes that the possibility of participation in the Employee Plan through receipt of incentive stock options ("Incentive Options") or nonqualified options ("Nonqualified Options") will provide selected executives and other key employees an incentive to perform more efficiently and will assist the Company in obtaining and retaining people of outstanding training and ability.

     TERM. The Employee Plan was adopted by the Board effective January 24, 1996, and approved by the stockholders on the same date. The Employee Plan is effective for a period of 10 years, and no stock option shall be granted under the Employee Plan more than 10 years after the effective date of the plan.

     ADMINISTRATION. The Employee Plan is administered by the Committee, which is comprised of not less than two members of the Board, all of which members shall be "disinterested persons" as defined by the Employee Plan. All questions of interpretation and application of the Employee Plan shall be determined by the Committee. The Human Resources Committee currently serves as the Committee.

     PARTICIPATION. All executive employees and other key employees of the Company or of any subsidiary corporation are eligible to participate in the Employee Plan; provided, however, that no member of the Committee shall be entitled to receive a stock option under the Employee Plan while serving as a member of the Committee. Directors of the Company who are not regular employees of the Company are not eligible to participate in the Employee Plan. During the lifetime of the option holder, stock options shall be exercisable only by the recipient, the recipient's guardian or legal representative, and will be transferable only by will or operation of the laws of descent and distribution, pursuant to a qualified domestic relations order, or if established by the Committee, pursuant to intra-family transfers without payment of consideration.

     SHARES OF STOCK AVAILABLE FOR OPTIONS. A total of 500,000 shares of Common Stock are available for issuance under the Employee Plan. Shares subject to stock options under the Employee Plan may be either authorized or unissued shares or issued shares that have been acquired by the Company and held in treasury. When stock options have been granted under the Employee Plan and have lapsed unexercised or partially unexercised or have been surrendered for cancellation by the option holder, the unexercised shares may be reoptioned under the Employee Plan. If Proposal No. 2 set forth herein is approved by the stockholders of the Company, a total of 900,000 shares of Common Stock will be available for issuance under the Employee Plan.

     The Employee Plan provides for an appropriate adjustment of shares available under the Employee Plan and of shares subject to outstanding stock options in the event of any changes in the outstanding Common Stock by reason of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or any other similar transaction.

     STOCK OPTIONS. The Committee may designate a stock option as an Incentive Option or as a Nonqualified Option. The terms of each stock option shall be set out in a written stock option agreement setting forth the terms and conditions of the stock option, which incorporates the terms of the Employee Plan.

     The option price shall be determined by the Committee, but shall not in any event be less than the par value of the Common Stock. In the case of an Incentive Option, the option price shall not be less than 100% of the fair market value of the Common Stock at the time the stock option is granted. In the case of an Incentive Option issued to a 10% stockholder of the Company, (i) the option price may not be less than 110% of the fair market value of the Common Stock on the date of grant, and (ii) the period over which the Incentive Option is exercisable may not exceed 5 years.

     Stock options may be exercised by written notice of exercise and payment of the stock option price in cash, by check or by certified or cashier's check or in any other manner that the Committee may approve. Special rules apply which limit the time and exercise of a stock option following an employee's termination of employment.

     AMENDMENT OF EMPLOYEE PLAN. The Board or the Committee may at any time and from time to time amend, rescind, suspend or terminate the Employee Plan, as it shall deem advisable, provided that the Employee Plan may not be amended in any manner which would cause the Employee Plan to no longer comply with tax or other regulatory requirements applicable to Incentive Options. Furthermore, no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement. No change may be made in, and no amendment, rescission, suspension or termination of the Employee Plan shall have an effect on, stock options previously granted under the

Employee Plan which may impair or alter the rights or obligations of the holder thereof. Changes may be made in stock options previously granted with the consent of the option holder.

     MERGER, CONSOLIDATION OR SALE OF ASSETS. If the Company shall engage in a merger, consolidation, reorganization or recapitalization, each outstanding stock option (or if such transaction involves less than all of the shares of the Common Stock, then a number of stock options proportionate to the number of such involved shares), shall become exercisable for the securities and other consideration to which a holder of the number of shares of the Common Stock subject to each such stock option would have been entitled to receive pursuant to the terms of such merger, consolidation, reorganization or recapitalization. In the event of (i) a potential merger or consolidation involving the Company, regardless of whether the Company is a surviving entity of such merger or consolidation, (ii) a potential liquidation or dissolution of the Company, (iii) a potential sale or other disposition by the Company of all or substantially all of its assets, or (iv) a potential sale or other disposition by the stockholders of the Company of all or substantially all of the outstanding Common Stock to one purchaser (any such merger, consolidation, liquidation, dissolution or sale being referred to as a "Significant Event"), then the Company, upon obtaining approval of the Board, may waive any and all vesting restrictions on outstanding options. In consideration of any such waiver of vesting restrictions, the Company shall have the option to require all option holders to exercise or have terminated their vested but unexercised stock options upon the occurrence of the Significant Event by providing written notice to all option holders at least 15 days before the occurrence of the Significant Event.

     COMPENSATION DEDUCTION LIMITATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million per year per employee the tax deduction available to publicly traded companies for certain compensation paid to Named Executive Officers. There is an exception (Section 162(m)(4)(C)) from this deduction limitation, for certain "performance-based compensation" if specified requirements are satisfied. The grants of Incentive Options and Nonqualified Options at fair market value on the date of grant are designed to satisfy the statutory requirements of Section 162(m)(4)(C).

     FEDERAL TAX CONSEQUENCES. The grant of Incentive Options to an employee does not result in any income tax consequences. The exercise of an Incentive Option generally does not result in any income tax consequences to the employee if the Incentive Option is exercised by the employee during his employment with the Company or a subsidiary, or within a specified period after termination of employment. However, the excess of the fair market value of the shares of Common Stock as of the date of exercise over the Incentive Option price is a tax preference item for purposes of determining an employee's alternative minimum tax, if applicable. An employee who sells shares acquired pursuant to the exercise of an Incentive Option after the expiration of (i) two years from the date of grant of the Incentive Option, and (ii) one year after the transfer of the shares to him (the "Waiting Period") will generally recognize a long term capital gain or loss on the sale.

     An employee who disposes of his or her Incentive Option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the Incentive Option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

     The Company will not be entitled to a deduction as a result of the grant of an Incentive Option, the exercise of an Incentive Option, or the sale of Incentive Option shares after the Waiting Period. If an employee disposes of Incentive Option shares in an Early Disposition, the Company would be entitled to deduct the amount of ordinary income recognized by the employee.

     The grant of Nonqualified Options under the Incentive Plan will not result in the recognition of any taxable income by the employee. An employee will recognize ordinary income on the date of exercise of the Nonqualified Option equal to the excess, if any, of the fair market value of the shares acquired as of the exercise date over the exercise price. The tax basis of these shares for purposes of a subsequent sale includes the Nonqualified Option price paid and the ordinary income reported on exercise of the Nonqualified Option. The income reportable on exercise of a Nonqualified Option is subject to federal income and employment tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the employee on the exercise of a Nonqualified Option.

COMPENSATION TABLES

     The following tables set forth compensation information for the chief executive officer and the four most highly compensated executive officers of the Company ("Named Executive Officers") during the Company's fiscal years 1997 and 1996, the only years the Company was publicly reporting, for services rendered during such years to the Company or any of its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                           ANNUAL           -------------
                                                        COMPENSATION         SECURITIES            ALL
                                           FISCAL   ---------------------    UNDERLYING           OTHER
      NAME AND PRINCIPAL POSITION           YEAR      SALARY      BONUS        OPTIONS       COMPENSATION(1)
                                           ------   ----------  ---------   -------------    ----------------
                                                       ($)         ($)           (#)               ($)
Bill W. Wilcock.........................     1997      268,600    150,000       55,000             71,381
  President and Chief Executive              1996      216,000    150,000      250,000            118,579
  Officer
George L. Foley, Jr.....................     1997      148,612     20,000        5,900              2,275
  Executive Vice President                   1996      168,730     52,500       10,000              2,100
Gerald D. Runnels.......................     1997      141,346     28,000        6,000              1,308
  Vice President National                    1996       --         --           --                --
  Accounts, International Sales
  and Distributor Relations
Gerard K. Nichols.......................     1997      135,200     18,928        5,900              2,616
  Vice President Manufacturing/              1996      130,000     20,000       10,000              2,616
  Engineering
David F. Beck...........................     1997      128,158     38,462        7,000              1,272
  Vice President Finance, Chief              1996      122,100     36,000       10,000              1,056
  Financial Officer and Treasurer

------------
(1) For 1997, includes (i) the Company's matching contribution of $750 pursuant to The York Group, Inc. 401(k) Plan and Trust for Messrs. Wilcock, Foley, Runnels, Nichols and Beck, (ii) group term life insurance premiums paid by the Company for Messrs. Wilcock, Foley, Runnels, Nichols and Beck in the amount of $846, $1,350, $375, $1,866 and $522, respectively, and (iii)
    $69,618 in relocation related expenses reimbursed to Mr. Wilcock.

                                 OPTION GRANTS

                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                           AT
                                                        PERCENTAGE                               ASSUMED RATES OF STOCK
                                           NUMBER OF     OF TOTAL                                        PRICE
                                           SECURITIES     OPTIONS                               APPRECIATION FOR OPTION
                                           UNDERLYING   GRANTED TO    EXERCISE                            TERM
                                            OPTIONS      EMPLOYEES      PRICE     EXPIRATION   --------------------------
                  NAME                      GRANTED       IN 1997     PER SHARE      DATE           5%           10%
----------------------------------------   ----------   -----------   ---------   ----------   ------------  ------------
Bill W. Wilcock.........................      55,000        40.7%      $ 21.25      2/17/07    $    735,020  $  1,862,685
George L. Foley, Jr.....................       5,900         4.4         21.25      2/17/07          78,848       199,815
Gerald D. Runnels.......................       6,000         4.4         21.25      2/17/07          80,184       203,202
Gerard K. Nichols.......................       5,900         4.4         21.25      2/17/07          78,848       199,815
David F. Beck...........................       7,000         5.2         21.25      2/17/07          93,548       237,069

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUES

                                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                             SHARES                    OPTIONS AT FISCAL YEAR END          FISCAL YEAR END(1)
                                            ACQUIRED       VALUE      ----------------------------    ----------------------------
                  NAME                     ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------   -----------    --------    -----------    -------------    -----------    -------------
                                               (#)          ($)           (#)             (#)             ($)             ($)
Bill W. Wilcock.........................      --             --          50,000         255,000          568,750        2,446,875
George L. Foley, Jr.....................      --             --          10,000          15,900          165,750          145,188
Gerald D. Runnels.......................      --             --          --               6,000           --               18,750
Gerard K. Nichols.......................      20,000       294,500       22,000          13,900          380,250          109,438
David F. Beck...........................      --             --           2,000          15,000           22,750          112,875

------------
(1) Value is based upon a closing price of $24.375 per share at December 31, 1997.

PERFORMANCE GRAPH

     The following performance graph provided by Media General Financial Services, Inc. compares the performance of the Common Stock since April 2, 1996, the first day of public trading of the Common Stock, to the Russell 2000 Index and a peer group index consisting of two companies: Hillenbrand Industries, Inc. and Matthews International Corporation. Most of the Company's peers are subsidiaries or divisions of larger public companies or privately held companies. As a result, the above two companies, which each have a substantial portion of their business in manufacturing for the death care industry, are the only two companies to which the Company may realistically compare itself.

                [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

COMPANY                  BASE         6/28/1996     9/30/1996    12/31/1996     3/31/1997    6/30/1997      9/30/97      12/31/1997
--------------------     ----         ---------     ---------    ----------     ---------    ---------      -------      ----------
York Group, Inc. ...     100           103.22         95.97        117.54        113.22        113.47        131.87        148.02
Peer Group .........     100           100.17         98.87         98.64        108.83        130.14        124.97        142.21
Broad Market .......     100           105.00        105.36        110.84        105.11        122.15        140.30        135.60

EMPLOYMENT ARRANGEMENTS

     The Company employed Mr. Wilcock as of March 1, 1996, for a two-year term at a base salary of $260,000 per year. He was also granted options to purchase 250,000 shares at the initial public offering price of $13.00 per share, vesting over five years. Pursuant to such arrangement, upon a change of control, Mr. Wilcock shall be entitled to a two-year salary continuation package if his employment is terminated by the Company without cause or by Mr. Wilcock under certain circumstances.

     In connection with the acquisition on January 17, 1997, of Houston Casket, of which Gerald D. Runnels, Vice President National Accounts, International Sales and Distributor Relations, was a 50% stockholder, Mr. Runnels executed (i) a non-competition agreement pursuant to which the Company will pay to Mr. Runnels $50,000 annually for a period of five years from the date of the acquisition and (ii) an employment agreement with a five-year term at a base salary of $150,000 per year. If his employment is terminated by the Company without cause prior to the expiration of the employment agreement, Mr. Runnels shall be entitled to salary continuation during the remaining term of the agreement.

                              CERTAIN TRANSACTIONS

     Yorktowne Caskets, Inc. ("Yorktowne"), a York distributor of which George
L. Foley, Jr., Executive Vice President, is a significant stockholder, had an outstanding note payable to the Company bearing interest at prime plus 1.5% and due February 1, 1999. The note was paid in full on August 5, 1997. The note relates to the sale of distribution centers to Yorktowne in 1988. Since January 1997, the largest amount of indebtedness outstanding on the note was $325,000 on January 1, 1997. During fiscal 1997, Yorktowne paid interest on the note totaling approximately $16,000.

     On January 17, 1997, the Company acquired substantially all of the assets of Houston Casket, a corporation of which Gerald D. Runnels, Vice President National Accounts, International Sales and Distributor Relations, was a 50% stockholder, and North Texas Casket Company ("NTCC"), a wholly-owned subsidiary of Houston Casket. The aggregate purchase price paid to Houston Casket and NTCC was approximately $9.1 million, which was paid by a combination of cash, promissory notes, subordinated convertible promissory notes and the assumption of certain liabilities of Houston Casket and NTCC. In connection with the acquisition, Mr. Runnels executed a non-competition agreement pursuant to which the Company will pay to Mr. Runnels $50,000 annually for a period of five years.

     On July 31, 1997, the Company acquired all of the outstanding stock of Elder Davis, Inc. The purchase price paid to the shareholders of Elder Davis was 387,255 shares of Common Stock of York. Bruce E. Elder is a director of the Company and two of Mr. Elder's sons held a majority interest in Elder Davis, Inc.

     Under a management agreement, Vandor Corporation, of which Bruce E. Elder is a director, provides manufacturing/warehouse space, utilities, direct and supervisory labor, consultation and marketing services to the Company. Pursuant to this agreement, the Company paid to Vandor Corporation $463,000 in 1997.

     Effective January 1, 1997, the Company entered into a Distributor Agreement with Artco Casket Company, Inc. of which Roger W. Sevedge, a director of York, is the owner and President. Pursuant to the Agreement, Artco agrees to purchase 80% of its requirements for finished caskets from the Company for a period of three years.

     Kenneth L. Johnson, Vice President Manufacturing/Stamping, was President of Kenco when it was acquired by the Company in 1993. Pursuant to a covenant not to compete executed at the time of the acquisition, the Company has paid to Mr. Johnson $138,000 annually since 1993 and will continue to pay such amount annually to Mr. Johnson through 2002.

     Eldon P. Nuss, Chairman of the Board, received a salary and bonus from the Company totalling $209,427 in 1997.

     The Company sells finished caskets and casket components in the ordinary course of business to various companies and organizations with which some of the Company's directors, executive officers and stockholders are affiliated. The following table sets forth the gross sales for 1997 of York products to companies affiliated with directors, executive officers and greater than 5% stockholders.

NAME OF PURCHASER (NAME OF DIRECTOR,           YEAR ENDED
EXECUTIVE OFFICER OR 5% STOCKHOLDER)       DECEMBER 31, 1997
----------------------------------------   -----------------
Yorktowne Caskets, Inc. (George L.
  Foley, Jr.)...........................      $15,374,000
Vandor Corporation (Bruce E.
  Elder)(1).............................          325,000
Elder Davis, Inc. (Bruce E. Elder)(2)...          197,000
Artco Casket Company, Inc. (Roger W.
  Sevedge)(3)...........................       13,808,000
Star Manufacturing Corporation (Roger W.
  Sevedge)(4)...........................        4,291,000
------------
(1) Mr. Elder serves as a director of this entity.

(2) Two of Mr. Elder's sons held a majority interest in this entity prior to its merger with the Company. Sales presented in this table occurred prior to the merger.

(3) Mr. Sevedge owns and is President of this entity.

(4) Mr. Sevedge is part owner and an officer of this entity.

     The Company also purchases goods and services from companies affiliated with directors and/or stockholders in the ordinary course of business at the seller's normal prices. The following table sets forth the purchases for 1997 by York from companies affiliated with directors and greater than 5% stockholders.

                                                            YEAR ENDED
NAME OF SELLER (NAME OF DIRECTOR OR 5% STOCKHOLDER)      DECEMBER 31, 1997
------------------------------------------------------   -----------------
Vandor Corporation (Bruce E. Elder)(1)................    $ 2,450,000

Elderlite Express, L.P. (Bruce E. Elder)(2)...........        722,000

Elder Davis, Inc. (Bruce E. Elder)(3).................      1,399,000

Star Manufacturing Corporation (Roger W. Sevedge)(4)..        383,000
------------
(1) Mr. Elder serves as director of this entity.

(2) Two of Mr. Elder's sons hold a majority interest in Elderlite Express, Inc., the General Partner and majority owner (77.1%) of this entity. The Company has entered into, effective July 31, 1997, an agreement with Elderlite Express, L.P. pursuant to which the Company must transport with Elderlite Express, L.P. an annual minimum of $900,000 of freight.

(3) Two of Mr. Elder's sons held a majority interest in this entity prior to its merger with the Company. Purchases presented in this table occurred prior to the merger.

(4) Mr. Sevedge is part owner and an officer of this entity.

     The Company believes that the terms of the transactions described above were at least as favorable to the Company as could have been obtained with unaffiliated third parties, and the Company intends to maintain this policy on similar transactions in the future.

                                    AUDITORS

     Arthur Andersen LLP, a certified public accounting firm, has served as the independent auditor of the Company for seven years. While management anticipates that this relationship will continue to be maintained during 1998, no formal action is proposed to be taken at the Annual Meeting with respect to the continued employment of Arthur Andersen LLP inasmuch as no such action is legally required. A representative of Arthur Andersen LLP plans to attend the Annual Meeting and will be available to answer appropriate questions. The representative also will have an opportunity to make a statement at the Annual Meeting if he or she so desires, although it is not expected that any statement will be made.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons that no Form 5 was required, the Company believes that all
Section 16 reporting requirements were met in 1997.

                                 OTHER MATTERS

     The Board knows of no other matters than those described above which are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

               PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 1999 must be received by the Company, addressed to the Corporate Secretary of the Company, 9430 Old Katy Road, Houston, Texas 77055, no later than December 1, 1998, to be included in the proxy statement relating to that meeting.

                                          By Order of the Board of Directors
                                          Cristen L. Cline, SECRETARY

March 30, 1998

     THE COMPANY WILL FURNISH WITHOUT CHARGE ADDITIONAL COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE CORPORATE SECRETARY AT THE COMPANY'S ADDRESS PREVIOUSLY SET FORTH.

PROXY                        THE YORK GROUP, INC.                          PROXY
                         9430 OLD KATY ROAD, SUITE 300
                              HOUSTON, TEXAS 77055

                   ANNUAL MEETING OF STOCKHOLDERS MAY 5, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Bill W. Wilcock and David F. Beck, or either of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote in respect of the undersigned's shares of the Common Stock of The York Group, Inc. ("Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 5, 1998, at 1:30 p.m., local time, at the York International Merchandising Center, 1717 St. Charles Avenue, New Orleans, Louisiana 70130 and at any adjournment(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ON REVERSE SIDE AND FOR PROPOSAL 2.

        This proxy, when properly executed will be vote in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES SET FORTH ON THE REVERSE SIDE, FOR THE APPROVAL OF THE AMENDMENT OF THE COMPANY'S 1996 EMPLOYEE STOCK OPTION PLAN, AND IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. All prior proxies are hereby revoked.

(Please vote, sign and date on reverse side and return promptly.)

                                 [REVERSE SIDE]

         PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.

1. Election of the following nominees as directors: Eldon P. Nuss, Bruce E. Elder, Robert T. Rakich, Kirk P. Pendleton, Roger W. Sevedge, Bill W. Wilcock, Paul B. Wilson

                FOR ALL
FOR   WITHELD   EXCEPT        ___________________________
[ ]     [ ]       [ ]             NOMINEE EXCEPTION(S)

2.   To approve an Amendment to the Company's 1996 Employee Stock Option Plan.

FOR   AGAINST   ABSTAIN
[ ]     [ ]       [ ]
3. In their discretion, on such other business as may properly be presented at the meeting.

(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. For joint accounts, each joint owner should sign.)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD USING THE ENCLOSED ENVELOPE.

----------------     ------------
    Signature           Date

----------------     ------------
    Signature           Date